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                                                                  Exhibit 23.3

                     CONSENT OF McDONALD INVESTMENTS INC.
                     ------------------------------------


     We hereby consent (i) to the use of our opinion letter to the Board of Directors of Ravenna Savings Bank ("Ravenna") included as Annex B to the proxy statement/prospectus relating to the transaction provided for by that certain Agreement and Plan of Merger dated as of November 22, 1999 by and between Ravenna, First Federal Savings and Loan Association of Warren and First Place Financial Corp. and (ii) to the references to our firm and such opinion in such proxy statement/prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


                                                   /s/ McDonald Investments Inc.

                                                       McDONALD INVESTMENTS INC.


January 31, 2000